Exhibit 10.1

MATERION CORPORATION
RESTORATION & DEFERRED COMPENSATION PLAN

ARTICLE 6 DISTRIBUTIONS	10
6.1 Separation from Service	10
6.2 Death	10
6.3 Emergency Benefit	11
6.4 Disability of Participant	11
6.5 In-Service Sub-Account	11
6.6 Distribution Limitations	12
ARTICLE 7 SPECIAL PAYMENT RULES	12
7.1 Mandatory Six Month Delay	12
7.2 Discretionary Acceleration of Payments	12
7.3 Delay of Payments	14
7.4 Payments Upon Termination of Plan	15
ARTICLE 8 ADMINISTRATION	16
8.1 Plan Administrator	16
8.2 Limitation of Liability and Indemnification	16
8.3 Claims Procedures	17
8.4 Provisions Effective Upon a Change in Control	18
8.5 Legal Fees and Expenses Following Change in Control	18
ARTICLE 9 MISCELLANEOUS	19
9.1 Unfunded Plan	19
9.2 Spendthrift Provision	20
9.3 Employment Rights	20
9.4 Withholding of Taxes	20
9.5 Amendment or Termination	20
9.6 Electronic or Other Media	20
9.7 No Fiduciary Relationship Created	20
9.8 Release	21
9.9 No Warranty or Representation	21
9.10 Construction	21
9.11 Governing Law	21
9.12 Counterparts	21
9.13 American Jobs Creation Act of 2004	21
9.14 Effect of Restatements	21

MATERION CORPORATION
RESTORATION & DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE

The Materion Corporation Executive Deferred Compensation Plan II was adopted by the Board on December 7, 2004, for years beginning after December 31, 2004, for the purpose of providing deferred compensation to eligible employees, which plan is intended to be a non-qualified deferred compensation arrangement for a select group of management and highly compensated employees. Effective January 1, 2008, the Plan was amended and restated, and was subsequently amended on several occasions. Effective May 1, 2015, the Plan is being renamed and further amended and restated in the form of this Materion Corporation Restoration & Deferred Compensation Plan to provide as follows:

ARTICLE 2
DEFINITIONS

The following terms shall have the following meanings described in this Article 2 unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.
    2.1    Account means the bookkeeping account maintained for each Participant in accordance with Section 5.1. The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his or her Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his or her beneficiary under the Plan.

2.2    Base Salary means for a Plan Year the annual cash compensation relating to services performed during such Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such year, excluding bonuses, commissions, overtime, special awards, tax planning stipends, fringe benefits, stock options, stock appreciation rights, restricted stock/restricted stock units, performance restricted shares, performance shares/performance units, option rights, relocation expenses, incentive payments, non-monetary awards, fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

2.3    Board means the Board of Directors of Company.

2.4    Bonus means for a Plan Year any compensation payable in the form of cash to a Participant with respect to the Plan Year pursuant to the Materion Corporation and Subsidiaries Management Incentive Plan, whether or not paid in a calendar year or included on the Federal Income Tax Form W-2 for a calendar year.

    2.5    Code means the Internal Revenue Code of 1986, as amended.

2.6    Company means Materion Corporation, an Ohio corporation.

2.7    Compensation Committee means the Compensation Committee of the Board or, at any time that no such committee exists, the Board.

2.8    Deferred Compensation means the portion of a Participant's Base Salary or Bonus allocated to the Participant's Account in accordance with Section 4.1.

2.9    Disability means the condition of being permanently disabled which means for purposes of the Plan that the Participant has suffered a permanent disability within the meaning of the Company's long-term disability plan in effect for, or applicable to, such Participant and is "disabled" within the meaning of Code Section 409A(a)(2)(C), as determined by the Administrative Committee.

2.10    Election Agreement means the written agreement entered into by a Participant, which shall be irrevocable, pursuant to which the Participant makes an election relating to Deferred Compensation and the time and period over which Deferred Compensation, Nonelective Deferred Compensation, Restoration Deferred Compensation and investment return thereon will be paid.

2.11    Employee means, with respect to each Employer, an individual who is a member of a select group of management and highly compensated employees.

2.12    Employer means the Company and any other corporation in a controlled group of corporations (under Code Section 414(b)) of which Company is a member which, with the authorization of the Board, adopts the Plan for the benefit of its employees pursuant to resolution of its board of directors.

2.13    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14    In-Service Sub-Account means each bookkeeping In-Service Sub-Account maintained for a Participant pursuant to Section 5.1.

2.15    Nonelective Deferred Compensation means a Participant’s nonelective deferred compensation allocated to the Participant’s Account in accordance with Section 4.2.

2.16    Participant means an Employee or former Employee of an Employer who has met the requirements for participation under Section 3.1 and who is or may become eligible to receive a benefit from the Plan or whose beneficiary may be eligible to receive a benefit from the Plan.

2.17    Plan means the plan, the terms and provisions of which are herein set forth, and as it may be amended or restated from time to time, designated as the "Materion Corporation Restoration & Deferred Compensation Plan" (formerly known as the "Materion Corporation Executive Deferred Compensation Plan II").

2.18    Plan Administrator means the Administrative Committee appointed by the Board for purposes of administering benefit plans of the Company.

2.19    Plan Year means the period beginning on January 1 and ending on December 31 of each year.

2.20    Restoration Deferred Compensation means a Participant's restoration deferred compensation allocated to the Participant's Account in accordance with Section 4.3.

2.21    Retirement Savings Plan means the Materion Corporation Retirement Savings Plan (As Amended and Restated as of January 1, 2013), as it may be amended from time to time.

2.22    Retirement Sub-Account means the bookkeeping Retirement Sub-Account maintained for a Participant pursuant to Section 5.1. A Retirement Sub-Account may be further subdivided for purposes of Plan recordkeeping to reflect amounts derived from Deferred Compensation, Nonelective Deferred Compensation, and Restoration Deferred Compensation.

2.23    Separation from Service means a termination of employment with the Company and all entities with which the Company would be considered a single employer under Code Section 414(b) and 414(c) in a manner such as to constitute a separation from service as defined under Code Section 409A; provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation.

2.24    Sub-Account means each bookkeeping Retirement Sub-Account and In-Service Sub-Account maintained for each Participant pursuant to the Plan.

2.25    Trust means any domestic trust that may be maintained in the United States pursuant to Article 9.

2.26    Valuation Date means each day the New York Stock Exchange is open.

2.27    Change in Control means

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own (X) 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Company with the approval of the Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Company or any subsidiary of the Company control a greater than 25% interest (a “MBO”) but only if at least one Participant is one of those employees of the Company or any subsidiary of the Company that are participating in the MBO; provided, further, that if any Person’s beneficial ownership of the

Outstanding Company Voting Securities reaches or exceeds 30% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or 35% or more, as the case may be, of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 30% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 30% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.

ARTICLE 3
PARTICIPATION

3.1    Eligibility. Participation in the Plan is limited to those Employees who are (i) expressly selected by the Compensation Committee, in its sole discretion, to participate in the Plan, and (ii) members of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly selecting Employees for Plan participation, the Compensation Committee may establish eligibility criteria (consistent with the requirements of paragraph (ii) of this Section) providing for participation of all Employees who satisfy such criteria, provided that effective May 1, 2015 eligibility criteria shall be that the Employee is eligible for the Materion Corporation and Subsidiaries Management Incentive Plan and has current Base Salary plus a total target Management Incentive Plan opportunity in excess of the limitation set forth in Code Section 401(a)(17). The Compensation Committee may at any time, in its sole discretion, change the eligibility criteria for Employees, or determine that one or more Participants will cease to be an eligible Employee. Further, under the Plan the Compensation Committee hereby delegates to the Company's Chief Human Resources Officer the authority to select Employees for Plan participation and to determine that one or more Participants will cease to be eligible Employees, all in accordance with the eligibility criteria established by the Compensation Committee described herein.

3.2    Participation. An Employee shall become a Participant as of the first day of the Plan Year beginning on or after the date he or she first satisfies the eligibility requirements of Section 3.1. A Participant shall complete all administrative forms required by the Plan Administrator. Notwithstanding the foregoing, effective May 1, 2015, persons who first become eligible Employees on that date under Section 3.1 shall become Participants as of that date.

ARTICLE 4
BENEFITS

4.1    Deferred Compensation. Subject to any limitations established by the Compensation Committee or the Plan Administrator, a Participant may elect for a Plan Year to have his or her Base Salary and/or Bonus deferred in any amount not to exceed (i) the Participant's Base Salary in excess of the dollar limitation provided for under Code Section 401(a)(17) as determined by the Plan Administrator, except that this dollar limitation will not be applied with respect to any Plan Year after the 2015 Plan Year, and (ii) the Participant’s full Bonus, less applicable tax withholding, and to have such amounts credited to his or her Account as Deferred Compensation; provided, however, that effective beginning with the 2016 Plan Year, the amount of any such election relating to Base Salary is limited to 50 percent of the Participant's Base Salary. Notwithstanding the foregoing, in the case of an eligible Employee who becomes a Participant effective May 1, 2015 in accordance with Section 3.2, such Participant may elect to defer 50% of his or her Base Salary and/or may elect to defer his or her Bonus for services performed on and after the date an election becomes effective pursuant to Section 4.4(b). Deferred Compensation shall be credited to a Participant's Account monthly in accordance with his or her election made pursuant to Section 4.4.

4.2    Nonelective Deferred Compensation. The Compensation Committee may in its discretion determine for any Plan Year to make a credit to a Participant’s Account as Nonelective Deferred Compensation, which amount may be a different amount or percentage (including no amount) for each Participant, as the Compensation Committee shall in its sole and absolute discretion determine, provided that the Compensation Committee may delegate its authority to make such determinations to the Company's Chief Human Resources

Officer in accordance with such parameters as it may establish. Nonelective Deferred Compensation shall be credited to a Participant's Retirement Sub-Account monthly.

4.3    Restoration Deferred Compensation. In the case of each Participant other than a Materion Executive Council member who is a participant in the Materion Corporation Supplemental Retirement Benefit Plan, there shall be credited to such Participant's Account for each Plan Year beginning with the 2015 Plan Year a Restoration Deferred Compensation amount determined as follows:

(a)the amount determined with respect to such Participant for the Plan Year under the provisions of Section 4.4 of the Retirement Savings Plan (or any successor provision, as determined by the Plan Administrator) without regard to provisions of the Retirement Savings Plan reflecting the limitation on compensation imposed by Code Section 401(a)(17) and without regard to the limitation on contributions imposed by Code Section 415, but excluding from consideration any long term incentive compensation and otherwise taking into account compensation that would be "Credited Compensation" under the terms of the Retirement Savings Plan (without regard to the limitation imposed by Code Section 401(a)(17)) that was deferred on an elective basis under any non-qualified deferred compensation plan of the Employer, reduced by

(b)the amount that is actually allocated to such Participant as an Employer Retirement Contribution under the provisions of Section 4.5 of the Retirement Savings Plan (or any successor provision, as determined by the Plan Administrator) for the Plan Year or the amount that would have been so allocated to such Participant but for the fact that he or she is eligible for participation under the Materion Corporation Pension Plan.

Restoration Deferred Compensation shall be credited to a Participant's Retirement Sub-Account annually as described in the Retirement Savings Plan. Notwithstanding the foregoing, no Restoration Deferred Compensation shall be credited to a Participant for a Plan Year unless the Participant remains employed by the Employer on the last day of such Plan Year or an exception described in Section 4.4(2) of the Retirement Savings Plan (or any successor provision, as determined by the Plan Administrator) is applicable to such Participant. Furthermore, notwithstanding any provision of the Plan to the contrary, Restoration Deferred Compensation and amounts attributable thereto shall be subject to the vesting schedule set forth in Section 4.5(2) of the Retirement Savings Plan (or any successor provision, as determined by the Plan Administrator). Moreover, for the 2015 Plan Year, a Participant shall not be credited with less hereunder than the amount allocable to him or her on April 30, 2015, under the provisions of Section 4.2 as in effect on that date.

4.4    Election Procedures.

(a)    Except as provided in paragraphs (b) and (c) below, compensation for services performed during a taxable year may be deferred at the Participant’s election only if the election to defer such compensation is made not later than the close of the preceding taxable year.

(b)    In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant’s election with respect to amounts deferred pursuant to Sections 4.1, 4.2, and 4.3 may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan. Except as provided in paragraph (c) below, when an election to defer is made in the first year of eligibility but after commencement of a performance period during which compensation is earned under an incentive plan, the deferral election shall apply only to that portion of such compensation earned under the incentive plan for such performance period equal to the total amount of the incentive compensation earned during such performance period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the day the election to defer becomes irrevocable and ending on the last day of the performance period, and the denominator of which is the total number of days in the performance period.

(c)    In the case of any performance-based compensation based on services performed over a period of at least 12 months as determined by the Plan Administrator in accordance with regulatory guidance under Code Section 409A, an election may be made no later than six months before the end of the period.

(d)    Each Participant shall specify on his or her Election Agreement with respect to each Plan Year the percentage of Base Salary and/or the percentage of Bonus the Participant elects to defer for such Plan Year and shall specify the Participant's allocation of deferrals of Base Salary and Bonus among a Retirement Sub-Account and, to the extent permitted by the Administrative Committee from time to time, one or more In-Service Sub-Accounts. In the event that a Participant allocates deferrals of Base Salary or Bonus to an In-Service Sub-Account, the Participant must designate the year in which payment will be made, which year may not be earlier than two years after the date on which such payment election becomes irrevocable. Base Salary or Bonus that a Participant elects to defer shall be treated as if it were set aside in one or more Sub-Accounts on the date the Base Salary or Bonus would otherwise have been paid to the Participant. To the extent that a Participant does not specify the Sub-Account to which deferrals of Base Salary or Bonus shall be credited as provided in this paragraph (d) (or such designation does not comply with the terms of the Plan), such deferrals shall be credited to the Participant's Retirement Sub-Account. Subject to the provisions of Section 4.4(b), each Participant shall specify on his or her Election Agreement with respect to a Plan Year whether the Deferred Compensation allocable to his or her Retirement Sub-Account for such Plan Year, Nonelective Deferred Compensation for such Plan Year, and Restoration Deferred Contribution for such Plan Year will be paid in a single lump sum, annual installments payable over three years, or annual installments payable over five years upon the Participant's Separation from Service, subject to the further provisions of Article 6. Notwithstanding, in the event the Participant is included in any arrangement that must be aggregated with any portion of the Plan, any election as to time and form of payment with respect to that portion of the Plan shall be permitted only if made not later than the close of the preceding taxable year, and the default payment provisions of Section 4.4(e) shall be applicable with respect to that portion for the Plan Year of initial eligibility.

(e)    A Participant can change his or her Election Agreement and an eligible Employee who is not a Participant may become a Participant, as of any January 1 by completing, signing, and filing an Election Agreement with the Plan Administrator not later than the preceding December 31 (subject, however, to the provisions of paragraph (b) above in the case of a Participant who becomes newly eligible during the Plan Year). A Participant who does not complete a new Election Agreement for a Plan Year will be deemed to have elected not to have any Deferred Compensation for the Plan Year and will be deemed to have elected a single lump sum method of payment for any Nonelective Deferred Compensation and Restoration Deferred Compensation for such Plan Year. In the event any amount is credited to the Account of a Participant with respect to which no timely election concerning method of payment has been made or such an election is not permitted with respect to certain amounts by reason of Section 4.4(b), such amount shall be payable in the single lump sum method of payment.

(f)    All Election Agreements shall be in a form acceptable to the Plan Administrator and shall be completed, signed, and filed with the Plan Administrator as provided herein.

ARTICLE 5
ACCOUNTS

5.1    Participant Accounts. The Plan Administrator shall establish and maintain separate Retirement Sub-Accounts, and one or more In-Service Sub-Accounts for each Participant. The Administrative Committee, in its sole discretion, shall specify the maximum number (including zero) of permitted In-Service Sub-Accounts for each Participant. Amounts credited to a Retirement Sub-Account shall commence to be paid following the Participant's Separation from Service or otherwise, all as provided in Article 6. Amounts credited to an In-Service Sub-Account shall commence to be paid in a year specified by the Participant as provided in Section 4.4(d) and Article 6. A Participant shall be fully vested in his or her Account at all times, except to the extent provided in Section 4.3.

    5.2    Investment Return. Each Account shall be deemed to bear an investment return as if invested in the manner elected by the Participant from a list of investment funds from time to time determined by the Compensation Committee. The Compensation Committee may delegate to the Company’s Retirement Plan Investment Committee the duty and authority to determine the investment funds to be used for this purpose under the Plan, including the discretion to eliminate, add, or substitute investment funds from time to time. Deemed investment return under the Plan shall be determined from the date of crediting of an amount to the Participant’s Account (including deemed income thereon) through the date which is three days prior to distribution of such amount from the Account in accordance with procedures established by the Company. A Participant shall be permitted to change his investment election under the Plan for any portion or all of his Account as of any day the New York Stock Exchange is open in accordance with such rules and procedures as the Company shall establish for this purpose. The Company shall have no obligation to actually invest funds pursuant to a Participant's elections, and if the Company does invest funds, a Participant shall have no right to any invested assets other than as a general unsecured creditor of the Company. During any period in which a Participant has not made an election relating to the investment of some portion of his Account, such as in the case of an investment fund previously selected by the Participant ceasing to be available under the Plan, the Retirement Plan Investment Committee shall determine the investment fund or funds to be used in determining investment return for that portion of his Account.

5.3    Valuation of Accounts. The value of an Account as of any Valuation Date shall equal the amounts previously credited to such Account less any payments debited to such Account plus the investment return deemed to be earned on such Account in accordance with Section 5.2 through the Valuation Date.

ARTICLE 6
DISTRIBUTIONS

6.1    Separation from Service. Upon Separation from Service for any reason other than death, but subject to Section 6.5 with respect to any In-Service Sub-Account, a Participant's Account with respect to a Plan Year shall be distributed to the Participant in a single lump sum payment, annual installments payable over three years, or annual installments payable over five years, as elected by the Participant on his or her Election Agreement with respect to deferrals for the Plan Year. Payment will be made or begin on the business day coinciding with or next following the 60th day after the Participant's Separation from Service; subject, however, to the provisions of Section 6.6. Remaining installment payments after the first annual payment shall be paid on March 31 of each subsequent year (subject, however, to the provisions of Section 6.6) and shall be calculated and recalculated annually by multiplying the balance credited to the Participant's Account (including any increase or decrease resulting from investment return) as of the most recent Valuation Date preceding the payment by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments to be made to the Participant.

6.2    Death. If a Participant dies prior to Separation from Service or complete distribution of his or her Account, the amounts credited to his or her Account will be distributed in a single lump sum payment to the beneficiary named by the Participant on a beneficiary designation form filed with the Company. Payment of a death benefit will begin on the business day coinciding with or next following the 60th day after a Participant's death. The Participant may change the beneficiary designation at any time by signing and filing a new beneficiary designation form with the Plan Administrator. If for any reason no beneficiary is designated or no beneficiary survives the Participant, the beneficiary shall be the Participant's estate. If the Participant designates a trust as beneficiary, the Plan Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust. Further, neither the Plan Administrator nor the Company nor any Employer shall have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

6.3    Emergency Benefit. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Participant’s Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to this Section 6.3 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is a severe financial hardship of the Participant resulting from an illness or accident of the Participant, spouse, or dependent (as defined in Code Section 152 without regard to Section 152(b)(1), (b)(2), or (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant’s In-Service Sub-Accounts, if any, to the extent the balance of one or more of such In-Service Sub-Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts all such Accounts, the Retirement Sub-Accounts may be accessed in the order in which such Accounts would otherwise be distributed to the Participant. With respect to that portion of any Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section 6.3, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Plan Administrator’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under Code Section 409A.

    6.4    Disability of Participant. In the event of the Participant's Disability, the Participant's vested Sub-Accounts shall be paid to the Participant, in accordance with the following rules: (i) if the Participant incurs a Disability after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid to the Participant in accordance with the payment schedule that has already commenced; and (ii) if a Participant incurs a Disability before payments from his or her Account have commended, such Account will be paid to the Participant in a single sum within thirty days following the determination by the Administrative Committee that the Participant has incurred a Disability, or such later date as may be required under Section 7.1.

6.5    In-Service Sub-Account. Amounts credited to a Participant's In-Service Sub-Account shall be paid in January of the year specified by the Participant in accordance with Section 4.4(d).

6.6    Distribution Limitations. Notwithstanding any provision of the Plan to the contrary and subject to the further limitation of Section 7.1, compensation deferred under the Plan shall not be distributed earlier than
a.separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a key employee of an Employer);
b.the date the Participant becomes disabled (within the meaning of Code Section 409A(a)(2)(C));
c.death of the Participant;
d.a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such compensation;
e.to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or
f.the occurrence of an unforeseeable emergency as defined in Code Section 409A(a)(2)(B)(ii).

ARTICLE 7
SPECIAL PAYMENT RULES

7.1    Mandatory Six Month Delay. Except as otherwise provided in Sections 7.2(a) and (b), in the case of any key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of an Employer, distributions on account of Separation from Service may not be made before the date which is six months after the date of Separation from Service (or, if earlier, the date of death of the Participant), provided that in the case of any distribution which would be made on an earlier date but for this restriction, such distribution shall be made on the first day of the month following the date which is six months after the date of the key employee’s Separation from Service.

7.2    Discretionary Acceleration of Payments. To the extent permitted by Code Section 409A of the Code, the Administrative Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section 7.2. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
a.Domestic Relations Orders. The Administrative Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).
b.Employment Taxes. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), or the Railroad Retirement Act (RRTA) tax imposed under Code Sections 3201, 3211, 3231(e)(1), and 3231(e)(8), where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the t otal payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.
c.Limited Cash-Outs. Subject to Section 7.1, the Administrative Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.
d.Payment of state, local, or foreign taxes. Subject to Section 7.1, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Code Section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
e.Bona fide disputes as to a right to a payment. Subject to Section 7.1, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c)) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.
f.Plan Terminations and Liquidations. Subject to Section 7.1, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.4.
g.Other Acceleration Permitted by Regulation. Subject to Section 7.1, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of payment under the Plan as permitted under other provisions of Regulation Section 1.409A-3(j).
Except as otherwise specifically provided in this Plan, this Section 7.2 and Section 7.4, the Administrative Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.
7.3    Delay of Payments. To the extent permitted under Code Section 409A, the Administrative Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Administrative Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
a.Payments subject to Code Section 162(m). A payment may be delayed to the extent that the Administrative Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). If a payment is delayed pursuant to this Section 7.3(a), then the payment must be made either (i) during the Company’s first taxable year in which the Administrative Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, t he deduction of such payment will not be barred by application of Code Section 162(m), or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Administrative Committee may not provide the Participant an election with respect to the timing of the payment under this Section 7.3. For purposes of this Section 7.3(a), the term Company includes any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c).

b.Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in Treasury regulations and in generally applicable guidance published in the Internal Revenue Bulletin.

7.4    Payments Upon Termination of Plan. In the event that the Plan is terminated, the amounts allocated to a Participant’s Account shall be paid to the Participant or his or her beneficiary on the dates on which the Participant or his or her beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to Section 7.1:

a.Liquidation; Bankruptcy. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his or her beneficiary within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Code Section 409A; or (iii) the first calendar year in which the payment is administratively practicable.
b.Discretionary Terminations. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his or her beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c)); (ii) the Company (or any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c)) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c)) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Code Section 414(b) or Section 414(c)) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

c.Other Events. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his or her beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 8
ADMINISTRATION

8.1    Plan Administrator. The Administrative Committee described in Section 2.18 is designated as Plan Administrator with the full and exclusive power, discretion, and authority to administer the Plan. The Administrative Committee shall administer the Plan and shall keep a written record of its action and proceedings regarding the Plan and all dates, records, and documents relating to its administration of the Plan. The Administrative Committee is authorized to interpret the Plan, to make, amend, and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Administrative Committee deems desirable to carry the Plan into effect. The powers and duties of the Administrative Committee shall include, without limitation, the following:

a.Determining the amount of benefits payable to Participants and authorizing and directing the Company with respect to the payment of benefits under the Plan;

b.Construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan; and

c.Compiling and maintaining all records it determines to be necessary, appropriate, or convenient in connection with the administration of the Plan.

8.2    Limitation of Liability and Indemnification. The Plan Administrator and the Company and all other Employers, and their respective officers and directors (including but not limited to the members of the Board), shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith. Moreover, the Company shall indemnify and hold harmless the members of the Administrative Committee, and any employee to whom the duties of the Administrative Committee may be delegated, and the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrative Committee, any of its members, any such employee, or the Plan Administrator.

8.3    Claims Procedures.

a.If a Participant (hereinafter referred to as the “Applicant”) does not receive the timely payment of the benefits which the Applicant believes are due under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designated by the Administrative Committee and hereinafter referred to as the “Claims Coordinator.” If the Applicant does not furnish sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims

Coordinator shall indicate to the Applicant any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.
Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 30 days following the receipt by the Claims Coordinator of the information necessary to process the claim.
In the event the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify the Applicant of his right to a review of the Claims Coordinator’s decision by the Administrative Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 8.3.
If no action is taken by the Claims Coordinator on an Applicant’s claim within 30 days after receipt by the Claims Coordinator, such claim shall be deemed to be denied for purposes of the following appeals procedure.
b.Any Applicant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the Administrative Committee. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:
(i)    request a review by the Administrative Committee of the claim for benefits under the Plan;

(ii)    set forth all of the grounds upon which the Applicant’s request for review is based on any facts in support thereof; and

(iii)    set forth any issues or comments which the Applicant deems pertinent to the appeal.

The Administrative Committee shall regularly review appeals by Applicants. The Administrative Committee shall act upon each appeal within 30 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Administrative Committee as soon as possible but not later than 60 days after the appeal is received by the Administrative Committee.
The Administrative Committee shall make a full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Administrative Committee may require the Applicant to submit such additional facts, documents or other evidence as the Administrative Committee in its discretion deems necessary or advisable in making its review. The Applicant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Administrative Committee, provided the Administrative Committee finds the requested documents or materials are pertinent to the appeal.
On the basis of its review, the Administrative Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan.
In the event the Administrative Committee denies an appeal in whole or in part, the Administrative Committee shall give written notice of the decision to the Applicant, which notice shall set forth, in a manner calculated to be understood by the Applicant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Administrative Committee’s decision is based.
8.4    Provisions Effective Upon a Change in Control. Notwithstanding the provisions of Section 8.1, upon a Change in Control the Administrative Committee for purposes of the Plan shall consist of those three Participants from time to time having the largest Accounts under the Plan following the date on which the Change in Control occurs who consent to serve on the Administrative Committee. The Administrative Committee as so constituted shall replace the Administrative Committee earlier appointed by the Board. The Administrative Committee shall assume the role and duties of the Plan Administrator as otherwise set forth in this Article 8. Any individual serving on the Administrative Committee shall not vote or act on any matter relating solely to himself. In the event that there are not three Participants available to serve in such capacity, the remaining Participants may appoint an independent third party administrator to serve in such capacity.

8.5    Legal Fees and Expenses Following Change in Control. Following a Change in Control, in the event that the Administrative Committee should determine that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, any Participant the benefits provided or intended to be provided to the Participant under the Plan, the Company irrevocably authorizes the Administrative Committee or affected Participant, as the case may be, (the "Claimant") from time to time to retain counsel of Claimant’s choice, at the expense of the Company as hereafter provided, to advise and represent the Claimant in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Claimant prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Claimant in connection with any of the foregoing. Such payments shall be made no later than December 31 of the year following the year in the which the Claimant incurs the expenses, provided that in no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

ARTICLE 9
MISCELLANEOUS

9.1    Unfunded Plan.

a.The Plan shall be an unfunded plan maintained by the Company and the other Employers for the purpose of providing benefits for a select group of management or highly compensated employees. Neither the Company nor any other Employer shall be required to set aside, earmark or entrust any fund or money with which to pay their obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.

b.The Company may establish a Trust to hold property that may be used to pay benefits under the Plan. The Trust shall be a domestic trust maintained in the United States. The Trust shall be intended to be a grantor trust, within the meaning of Code Section 671, of which the Company is the grantor, and the Plan is to be construed in accordance with that intention. Notwithstanding any other provision of this Plan, the assets of the Trust will remain the property of the Company and will be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the Trust Ag reement. No Participant or person claiming through a Participant will have any priority claim on the assets of the Trust or any security interest or other right superior to the rights of a general creditor of the Company or the other Employers as provided in the Trust Agreement.

c.Subject to the following provisions of this paragraph (c), all benefits under this Plan shall be paid by the Participant's Employer(s) from its general assets and/or the assets of the Trust, which assets shall, at all times, remain subject to the claims of creditors as provided in the Trust Agreement. No Employer, other than the Company as provided below, shall have any obligation to pay benefits hereunder in respect of any Participants who are not Employees or former Employees of such Employer. The obligation of each Employer hereunder in respect of any Participant shall be limited to the amounts payable to such Participant from the Account established for such Participant in respect of employment with that Employer, except that if an Employer shall fail to make or cause to be made any benefit payment hereunder when due, the Company shall promptly make such benefit payment from its general assets and/or the assets of the Trust.

d.Neither Participants, their beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company or any other Employer in respect of any portion of a Participant's Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company or any other Employer or the Trust.

9.2    Spendthrift Provision. The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge, or encumbrance, whether voluntary or involuntary, and any purported or attempted assignment, alienation, pledge, or encumbrance of benefits shall be void and will not be recognized by the Company or any other Employer.

9.3    Employment Rights. The existence of the Plan shall not grant a Participant any legal or equitable right to continue as an Employee nor affect the right of the Company or any other Employer to discharge a Participant.

9.4    Withholding of Taxes. To the extent required by applicable law, the Company or another Employer will withhold from Compensation and/or Deferred Compensation and any payment hereunder all taxes required to be withheld for federal, state, or local government purposes.

9.5    Amendment or Termination. Subject to the provisions of Section 7.4 and 9.13, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of its Board or of the Compensation Committee of its Board; provided that no prior notice to any Participant shall be required, and provided further, that no such action may deprive a Participant of his or her rights to receive a benefit pursuant to the Plan with respect to compensation deferred prior to such action. However, if a Change in Control occurs, notwithstanding the foregoing, during the period of three years that follows such Change in Control, no amendment, modification, suspension, or termination shall be effective unless, (a) such amendment, modification, suspension, or termination is consented to by all Participants, or (b) such action is required in order to comply with Code Section 409A or other applicable law.

9.6    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrative Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrative Committee and Participants and beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.7    No Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or any other Employer or the Plan Administrator and any Participant, beneficiary or any other person.

9.8    Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company, the other Employers and any of their respective officers, directors, shareholders, employees, or agents.

9.9    No Warranty or Representation. Neither the Company nor any other Employer makes any warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for any purpose.

9.10    Construction. Words used in the masculine shall apply to the feminine where applicable; and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

9.11    Governing Law. To the extent that Ohio law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the State of Ohio.

9.12    Counterparts. This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.

9.13    American Jobs Creation Act of 2004. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Code Section 409A and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 885(f) of the American Jobs Creation Act of 2004. Moreover, to the extent permitted in guidance issued by the Secretary of the Treasury and in accordance with procedures established by the Committee, a Participant may be permitted to terminate participation in the Plan or cancel an outstanding deferral election with regard to amounts deferred after December 31, 2004. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in taxation of any amount under Code Section 409A.

9.14    Effect of Restatements. The terms of the Plan were amended and restated effective January 1, 2008, to govern all compensation deferred after December 31, 2004, and subsequently amended. Notwithstanding the foregoing, however, for the period prior to January 1, 2008, the Plan operated based upon Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Internal Revenue Code and its purpose. The terms of the Plan are further amended and restated as set forth in this document effective May 1, 2015 primarily for the purpose of reflecting certain design modifications.

IN WITNESS WHEREOF, Materion Corporation has executed this Plan this 9th day of March 2015.
MATERION CORPORATION

By: /s/ Michael C. Hasychak
Michael C. Hasychak
Vice President, Treasurer and Secretary